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                                                                  Exhibit 10.6

                       SEPARATION AGREEMENT AND RELEASE


The Providence Journal Company (the "Company") and Trygve E. Myhren ("Executive") hereby agree as follows:

1. Effective on March 31, 1996 (the "Effect*e Date"), Executive and the Company mutually agree that, at the request of the Executive, the Executive's employment by the Company shall terminate.

2. On the Effective Date, the Company shall pay to Executive the amount of base salary and accrued vacation pay owed as of the Effective Date. Additionally, the Company shall pay to Executive a severance payment of $2,394,100 to be made no later than 10 days after the Effective Date, subject to withholdings required by law.

3. On the Effective Date, the Company will pay to Executive the amount of $40,000 as a full and final settlement, except as otherwise provided herein, of all obligations of the Company to Executive in connection with medical, dental, life insurance and other employee benefits generally available to the Company's employees.

4. All Company provided perquisites received by Executive shall terminate on the Effective Date, except as otherwise provided herein. On or prior to the Effective Date, Executive will purchase his Company-provided vehicle pursuant to the existing Company car policy.

5. The Company will pay to Executive the amounts payable under the Company's Supplemental Executive Retirement Plan (the "SERP"), which shall provide a vested annual benefit of $143,735 payable at age 65 in accordance with SERP rules, subject to actuarial reduction if Executive elects a joint and survivor form of annuity payment. In the event Executive is recalled pursuant to Paragraph 13 of this Agreement, the foregoing annual benefit shall be increased to reflect Executive's additional period of employment by the Company. If at any time prior to Executive's 65th birthday, the Company effects any public offering of its capital stock or sells its assets or a majority of its stock is sold in a single transaction, the Company will separately fund the retirement benefit described above.

6. On the Effective Date, Executive's 245 restricted stock units (the "Restricted Stock Units") in the Company's Restricted Stock Unit Plan will become fully vested and will be distributed in October, 1996 in conjunction with the final distribution to all other Plan participants by the Company to Executive, net of taxes, in shares of common stock of the Company.

7. On the Effective Date, Executive's 1994 grant of 115 options (the "1994 option grant") pursuant to the Company's 1994 Employee Stock Option Plan (the "Employee Option Plan") will become fully vested and the options will remain in effect and exercisable in accordance with the terms of the Employee Option Plan.

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 8.  The Company will distribute to Executive the remainder of his account (120 Units) under the Company's Incentive Stock Unit Plan (the "IUP") in conjunction with the final distribution to all other Plan participants. Executive will also receive additional payments in cash or Company stock reflecting any increase in the price of the Class A Common Stock of Continental Cablevision, Inc. established after a public offering thereof or in certain other circumstances, as further described on page 32 of the Company's Joint Proxy Statement-Prospectus dated August 31, 1995, with respect to the IUP final distribution, the 1994 option grant and Executive's Restricted Stock Units.

 9. Executive will be eligible for payment pursuant to the Company's Management Incentive Compensation Plan for 1996. Any such payment will be pro-rated based upon three months of service in 1996 and will be made in 1997, based solely on the Company's financial results and not on non-financial objectives, when the Company's 1996 financial results have been finalized.

10. Executive will continue as a member of the Board of Directors of the Company through his present term, which expires in 1997, unless prior thereto Executive or the Company's Board of Directors determine that Executive should resign as a result of a conflict of interest with the Company. From and after the Effective Date, Executive will receive the annual retainer (on a pro rata basis for 1996) and meeting fees paid to non-employee members of the Company's Board of Directors. Executive will not be eligible for the award of stock options pursuant to the 1994 Non-Employee Director Stock Option Plan (the "Director Option Plan"), in light of Executive's stock option awards received as an employee described in Paragraph 15 of this Agreement; PROVIDED, HOWEVER, that Executive shall be eligible for the award of options under the Director Option Plan after the Recall Period (as hereinafter defined) has expired if Executive is still a non-employee member of the Board of Directors of the Company. The Company will reimburse Executive for expenses incurred in attending meetings of the Company's Board of Directors in accordance with past practice regarding Executive.

11. Executive will continue to serve as a member of the Board of Directors of Continental Cablevision, Inc. ("CCI") through his present term. All compensation and reimbursement of travel expenses with respect to Executive's service as a CCI Board member shall be paid by CCI. Executive will resign as a member of the Board of Directors of CCI if the Company so requests during the remainder of Executive's first term as a CCI Director.

12. From and after the Effective date, Executive will continue to serve, at the discretion of the Company, as a member of the Board of Directors or equivalent governing body of Peapod, L.P. or its successor ("Peapod"). Any compensation received by Executive from Peapod for serving in such capacity shall be turned over to the Company during the twelve month period commencing on the Effective Date and, thereafter, shall be retained by Executive. Executive will be reimbursed for travel expenses in connection with serving as a Peapod Board member by Peapod.

13. In the event that the Chairman and Chief Executive Officer of the Company (the "Company CEO") dies, becomes disabled or resigns, at the request of the Company's Board of Directors during the twelve month period commencing on the Effective Date, unless earlier terminated as hereinafter provided (the "Recall Period"), Executive will

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     return to full-time employment with the Company as Chief Executive
     Officer. If Executive is recalled as provided herein, Executive's compensation, including all incentive compensation and related benefits, will be at the existing Chief Executive Officer level. Also, Executive's reporting relationship will be the same as the existing Chief Executive Officer. During the Recall Period, unless recalled, Executive will function only as a Director of the Company and will not be involved in the management of the Company's operations except at the request of the Company CEO. The agreement contemplated by this Paragraph 13 may be cancelled by the Company or by Executive upon thirty days notice at any time during the Recall Period. In the event of a return to work, in light of the severance and other payments provided under this Agreement, the Company will not provide any severance benefits to Executive upon re-employment.

14. During the Recall Period, the Company will reimburse Executive for travel and other expenses in accordance with past practice regarding Executive for attendance at media and communications industry meetings, provided that the Company has approved such attendance in advance. In addition, during the Recall Period, the Company will provide Executive a facsimile machine, long distance telephone credit card and a cellular phone, and reimburse Executive for business use thereof, as well as a computer, a printer and continued subscriptions to media and communications industry publications.

15. Executive's 1995 stock option grant of 115 options pursuant to the Employee Option Plan (the "1995 option grant") shall continue in effect during the Recall Period in consideration of Executive's agreement to remain available and return to work if requested. The 1995 option grant shall be forfeited by Executive if during the Recall Period he becomes employed full-time elsewhere, declines to return to work at the Company or resigns from the Board of Directors of the Company. The 1995 option grant will continue to vest during the Recall Period and in the event Executive returns to full-time employment with the Company. If the Company does not request that Executive return to full-time employment with the Company during the Recall Period, upon expiration of the Recall Period the 1995 option grant will become fully vested and exercisable over the remaining term of the 1995 option grant agreement.

16. During a period ending one year following the Effective Date, Executive shall not, without the prior written consent of the Company, engage in any competitive activity. For purposes of this Agreement, the term "competitive activity" shall mean Executive's participation, without the written consent of the Chairman of the Board of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the business of the Company (as constituted on the Effective Date) and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 25 % of such enterprises's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 25 % of the Company's net sales for its most recently completed fiscal year. "Competitive activity" shall not include the ownership of securities in any such enterprise and exercise of any rights appurtenant thereto or participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.

17. The terms and existence of this Agreement are confidential and shall not be made public by either the Company or Executive, except as required by law or if necessary in order to enforce this Agreement. In addition, Executive agrees that information that is not

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     generally known to the public to which Executive has been exposed as a result of Executive's being employed by the Company is confidential information that belongs to the Company. This includes information developed by Executive, alone or with others, or entrusted to the Company by its customers or others. Executive agrees to hold the Company's confidential information in strict confidence, and not disclose or use it except as authorized by the Company. If anyone tries to compel Executive to disclose any of the Company's confidential information, by subpoena or otherwise, Executive agrees to immediately notify the Company so that the Company may take any actions it deems necessary to protect its interest.

18. In consideration of the foregoing, Executive hereby releases and forever discharges the Company, its present and former directors, shareholders, officers, employees, agents, subsidiaries, affiliated or related companies and successors and assigns from any and all liabilities, causes of action, debts, claims and demands, both in law and in equity, known or unknown, fixed or contingent, which Executive may have or claim to have, based upon or in any way related to employment or cessation of employment with the Company and hereby agrees not to file a lawsuit or charge to assert such claims. This includes, but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including specifically the Age Discrimination in Employment Act of 1967, as amended ("ADEA") and claims under the Agreement dated October 11, 1993 between the Company, as successor to Providence Journal Company, and Executive. The release set forth in this Paragraph 18 is based upon the agreements contained in this Agreement and is given notwithstanding the fact that the cessation of Executive's employment is based upon Executive's decision alone to resign from the Company to seek other opportunities in view of the downsizing of the Company subsequent to the Continental Cablevision, Inc. transaction.

19. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

20. Executive understands that various laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or disability, or veteran status. These laws are enforced through the Equal Employment Opportunity Commission, Department of Labor, and state and local human rights commissions.

21. Executive represents to the Company that Executive is aware, understands and agrees that:

     (a) Executive is voluntarily entering into and signing this Agreement;

     (b) The claims waived, released and discharged in Paragraph 18 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive's employment with the Company or Executive's resignation, including any and all claims under the ADEA;

     (c) The claims waived, released and discharged in Paragraph 18 of this Agreement do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date of this Agreement;

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     (d)  The compensation and benefits provided pursuant to this Agreement provide consideration that Executive was not entitled to receive before signing this Agreement;

     (e) Executive was given twenty-one (21) days within which to consider this Agreement;

     (f) Executive had and has the right to consult with an attorney regarding this Agreement before the date of this Agreement;

     (g) Executive may revoke this Agreement at any time within seven (7) days after the day Executive signs this Agreement by notice to the Chairman and Chief Executive Officer of the Company (that is, at any time within seven (7) days after the date of this Agreement), and this document will not become effective or enforceable until the eighth (8th) day after it is signed by Executive (on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period); and

     (h) EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT AND FULLY UNDERSTANDS EACH AND EVERY TERM.

22. This Agreement sets forth the entire understanding between Executive and the Company and may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Executive acknowledges that Executive has not relied upon any representation or statement, written or oral, not set forth in this document.

23. The validity, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 9th day of February, 1996.

THE PROVIDENCE JOURNAL COMPANY

By: /s/ Stephen Hamblett                Date: February 9, 1996
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    Stephen Hamblett

    /s/ Trygve E. Myhren                Date: February 9, 1996
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    Trygve E. Myhren


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